Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp ONE MANHATTAN WEST NEW YORK, NY 10001 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com November 15, 2022
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Kinsale Capital Group, Inc.
2035 Maywill Street, Suite 100
Richmond, VA 23230

Re:
Kinsale Capital Group, Inc.
Public Offering of Common Stock

Ladies and Gentlemen:

We have acted as special United States counsel to Kinsale Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company to J.P. Morgan Securities LLC, as underwriter (the “Underwriter), of 155,000 shares (the “Firm Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company and up to an additional 23,250 shares (the “Option Shares”) of Common Stock pursuant to the option granted to the Underwriter to purchase additional shares. The Firm Shares and the Option Shares are collectively referred to herein as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)
the registration statement on Form S-3 (File No. 333-267099) of the Company relating to the Common Stock and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on August 26, 2022 under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)
the prospectus, dated August 26, 2022 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

Kinsale Capital Group, Inc.
November 15, 2022

(c)
the preliminary prospectus supplement, dated November 10, 2022 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)
the prospectus supplement, dated November 10, 2022 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e)
an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated November 10, 2020, between the Company and the Underwriter, relating to the sale by the Company to the Underwriter of the Shares;

(f)
an executed copy of a certificate of Amanda Viol, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(g)
a copy of the Company’s Second Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(h)
a copy of the Company’s By-Laws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate (the “By-Laws”); and

(i)
a copy of certain resolutions of the Board of Directors of the Company, adopted on November 10, 2022, and certain resolutions of the Pricing Committee thereof, adopted on November 10, 2022, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Kinsale Capital Group, Inc.
November 15, 2022

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and sold in accordance with the Underwriting Agreement, the Firm Shares will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.01 per Share. In rendering the foregoing opinion, we have assumed that the issuance of the Firm Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation, the By-Laws or with respect to those agreements or instruments expressed to be governed by the laws of the State of New York that are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2021).

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Base Prospectus, the Preliminary Prospectus and the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DSY